Exhibit 10.ii.d.

Date: August 08, 2002

To

Cargill Fertilizantes S/A.,

Avenida Morumbi, 8234, Sao Paulo, SP

Federative Republic of Brazil

Master Agency Agreement

Convertibility Enhanced Note Issuance Program

Dear Sirs:

We hereby agree to, act as the Issuing, Placement and Paying Agent (hereinafter, the “Agent”), in respect of the issuance of various fixed rate notes (hereinafter, the “Notes”) by CARGILL FERTILIZANTES S.A., a Brazilian corporation established at Avenida Morumbi, 8234, in the city of Sao Paulo, State of Sao Paulo (hereinafter, the “Issuer”), up to the total principal amount of USD 100,000,000, pursuant to Brazilian Central Bank Circular No. 3027, of February 22, 2001, and subject to the following:

01. Under this Master Agency Agreement, the principal terms and conditions of the Convertibility Enhanced Note Issuance Program applying to all Notes to be issued hereunder are set forth in Schedule A attached hereto, and the specific terms and conditions of each Note will be detailed in each Notice to the Agent substantially in the form of Schedule C hereto.

02. Subject to the receipt by the Agent, from time to time during the term hereof, of written Notice to the Agent from the Issuer, specifying all terms and conditions specifically applying to each such Note(s) and including the date of issue, which date shall be at least one Business Day after the date of receipt by the Agent of such instructions, the Agent will issue, authenticate, and deliver to each relevant Note Purchaser the Notes in the aggregate principal amount of the issue substantially in the form attached hereto as Schedule B. For the purposes of this Master Agreement, “Business Day” shall mean any day on which banks are open for business in the cities of London, New York, and Sao Paulo, Brazil. In the event any payment to be made hereunder shall be scheduled for a day that is not a Business Day, such payment shall be made on the Business Day immediately following such scheduled payment date.

03. Except as provided for in section 6 below, the Issuer shall pay all amounts of principal and interest on the Notes, as well as any amounts owing hereunder, to the Agent at its account No. 38490869 with Citibank NA, New York, on the Business Day on which such amounts fall due.

04. Any or all of the Notes may be sold, transferred or endorsed at any time, or from time to time by the Note Purchaser prior to their respective maturity to a new purchaser, with notice to the Agent, subject to the new Note Purchaser’s acknowledgement in writing to the Agent, prior to any sale or transfer of the Notes, of its acceptance of the terms and conditions of this Agency Agreement.

05. The Issuer shall pay all stamp and other documentary taxes, fees or duties, if any, to which this Agreement or the issue of any Notes may be subject to and shall indemnify the Agent against any claim, demand, action, liability, damages, costs, loss or expense (including, without limitation, legal fees and any applicable value added tax) which the Agent may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same. All payments of principal or interest on the Notes, as well as all payments to be made to the Agent hereunder, shall be made without set-off, counterclaim, fees, liabilities or similar deductions, and free and clear of, and without deduction or withholding for, taxes, levies, duties or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed in any jurisdiction through or from which such payments are made or any political subdivision or taxing authority thereof or therein (“Taxes”). If the Issuer or any agent thereof is required by law or regulation to make any deduction or withholding for or on account of Taxes, the Issuer shall pay such additional amounts as shall be necessary in order that the net amounts received by the Agent after such deduction or withholding shall equal the amount which would have been receivable hereunder or under the Notes in the absence of such deduction or withholding, and as soon as practicable after the date of any payment of taxes or required deductions, the Issuer will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

06. Under this Convertibility Enhanced Note Issuance Program, the Notes will be issued with the support of a Convertibility Support and Escrow Agreement. Upon the occurrence of a default in payment of a Note by the Issuer, whether at the Note’s original maturity or at an accelerated maturity as a result of the exercise of a call or put option, as a result of a Convertibility Event where a “Convertibility Event” shall mean the failure of any Governmental Authority of Brazil, as defined in the Convertibility Support and Escrow Agreement, to approve or permit the exchange of Reais for U.S. Dollars to repay the Convertibility Enhanced Notes (including, without limitation, the inability to repay the Convertibility Enhanced Notes due to the promulgation, operation or enforcement by any relevant Brazilian Governmental Authority of any law, act, decree, regulation, ordinance, order, policy or determination or modification of, or change in the interpretation of any the foregoing, an effect of which (i) restricts the exchange of Reais for U.S. Dollars, (ii) prevents the transfer of U.S. Dollars outside of Brazil, or (iii) makes U.S. Dollars generally unavailable in any legal exchange market in Brazil), the Notes will be repaid through the collection of export receivables in an offshore escrow account to be opened and maintained with an escrow agent.

06.1. Exclusively upon the occurrence of a Convertibility Event and the receipt of a written request from the Agent in the form of Schedule D, Issuer will conclude a Convertibility Support and Escrow Agreement substantially in the form of Schedule E with Cargill Financial Services International, Inc. as the Escrow Agent on behalf of the Note Purchasers under which agreement the Issuer unconditionally and irrevocably agrees that the proceeds of its Export Receivables under an Off-take Contact with a designated buyer will be assigned and pledged to the Escrow Agent on behalf of the Note Purchasers and will be paid by the designated buyer to the Escrow Account with the Escrow Agent for repayment of the Notes in accordance with Central Bank’s regulation.

06.2. The original Maturity or accelerated maturity of the Note(s) as a result of the exercise of a call or put option shall be extended upon the occurrence of a Convertibility Event as deemed reasonably necessary by the Agent to enable Issuer to fulfill its payment obligations under the Note(s) through the export of goods during shipment windows designated by the Agent.

07. The Issuer does hereby undertake to indemnify on demand the Agent, its legal representatives, officers, directors and controlling persons (hereinafter, “Indemnified Persons”), and to hold the Indemnified Persons and each of them harmless against, any losses, liabilities, costs, expenses, claims, actions or demands which the Agent or any other of the Indemnified Persons may incur or which may be made against the Agent or any other of the Indemnified Persons as a result of or in connection with the appointment or the exercise of the powers, discretion, authorities and duties of the Agent hereunder, except such as may result from the Agent’s own gross negligence or willful misconduct or that of its officers, employees or agents.

08. The Agent shall cause all original Notes to be held in custody on behalf of the Note Purchaser(s). By virtue of this custody and considering that all payments due under the Notes shall be made to the Agent, the Issuer may not and do not need to be informed of the name(s) of the Note Purchaser(s).

09. The parties may terminate this Agency Agreement at anytime with at least 30 days prior written notice to the other party. The termination of this Agency Agreement shall have no effect on the duties, rights and obligations of the parties in regards to any outstanding Notes.

10. Any notice, request, demand or communication to be made by either party hereto to the other shall be made in writing, by facsimile or otherwise, as follows:

(a)	if to the Agent:

CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.

12700 Whitewater Drive

Minnetonka, MN, USA 55343

Fax #: 952-984-3926

(b)	if to the Issuer:

CARGILL FERTILIZANTES S.A.

Avenida Morumbi, 8234, Sao Paulo, SP

04703-002 - Brazil

Fax#: 55-11-5099-3717

or to such other address as either party may designate by written notice to the other.

11. Except as otherwise provided for herein, neither of the parties hereto may assign, transfer or delegate any of its respective rights or obligations hereunder without the prior written consent of the other.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

13. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument, which may be amended only in writing by mutual agreement of the parties. Complete sets of counterparts shall be lodged with the Agent and the Issuer.

If you are in agreement with the foregoing please so indicate by signing the counterpart of this letter enclosed for that purpose, returning the same to us. Upon receipt by the Agent of counterparts executed by the Issuer, this Agreement shall become a binding obligation on the parties hereto, their successors and assigns.

Very truly yours,

CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.

By:

Agreed to and accepted as of the date first written above.

CARGILL FERTILIZANTES S.A.

By:

SCHEDULE A

TERMS AND CONDITIONS OF THE NOTES

Convertibility Enhanced Note Issuance Program

ISSUER:	CARGILL FERTILIZANTES S.A.

Address:	Avenida Morumbi, 8234, Sao Paulo, SP 04703-002 Brazil

ISSUING, PLACEMENT AND PAYING AGENT:	CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.

Address:	12700 Whitewater Drive Minnetonka, MN 55343

TYPE OF OPERATION:	Convertibility Enhanced Notes linked on a contingent basis by Export Receivables

PRINCIPAL AMOUNT:	Up to USD 100,000,000 (One Hundred Million United States Dollars)

PURPOSE:	Working capital

INTEREST RATE:	Interest shall be payable on the outstanding Note Amount from time to time, at the end of each Interest Period of three months, or at the exercise of a Call/Put Option, at a rate not higher than the rate approved with the Central Bank of Brazil, at LIBOR + a spread of up to 5% p.a. (five percent per annum).

LIBOR:	the rate quoted by the London market, at approximately 11:00 a.m. London time (or as soon thereafter as practicable), on the date of issue of the Note, reported on the page designated as FPRX in the Reuters system for the offering of United States Dollar deposits having a term closest to the number of days in the applicable Interest Period

CALL/PUT OPTION:	Issuer or Note Purchaser, through the Agent, may call or put, as the case may be, all or any of the outstanding Notes, upon four (4) days prior written notice to the Agent, at any time as of the date of issuance of the Notes, for 100% (one hundred percent) of the face value of the Notes plus all Interest accrued thereon. Upon receipt of such notice the Agent shall notify the Issuer and/or the Note Purchaser, as the case may be, within one (1) day of receipt of same notice from the Issuer or Note Purchaser, of the call or put, as the case may be.

PRICE OF ISSUE:	100% of face value

ARRANGEMENT FEE:	Up to US$ 15,000 (fifteen thousand dollars) per issuance, irrespective of the issued amount, payable in United States dollars

GENERAL EXPENSES:	All reasonably required expenses subject to a maximum amount of US$50,000 (fifty thousand United States dollars).

TENOR:	One hundred twenty (120) months subject to Call/Put Options referred to above.

TENTATIVE DATE OF PLACEMENT:	Any time on or after August 08, 2002

FORM OF PLACEMENT:	Private

TERMS OF PAYMENT:	Principal:	The respective Principal amount of the Note payable on the respective maturity date or on the date of exercise of a Call/Put option.

	Interest:	At the end of every three-month Interest Period as defined on each respective Note, and at final maturity or upon exercise of the Call/Put option, on the total principal amount outstanding.

CONTINGENT PAYMENT: Under this Convertibility Enhanced Note Issuance Program, the Notes will be issued with the support of a Convertibility Support and Escrow Agreement. Upon the occurrence of a default in payment by the Issuer of a Note, whether at the Note’s original Maturity or at an accelerated maturity as a result of the exercise of a Call/Put Option, as a result of a Convertibility Event where a “Convertibility Event” shall mean the failure of any Governmental Authority of Brazil, as defined in the Convertibility Support and Escrow Agreement, to approve or permit the exchange of Reais for U.S. Dollars to repay the Convertibility Enhanced Notes (including, without limitation, the inability to repay the Convertibility Enhanced Notes due to the promulgation, operation or enforcement by any relevant Brazilian Governmental Authority of any law, act, decree, regulation ordinance, order, policy or determination or modification of, or change in the interpretation of any the foregoing, an effect of which (i) restricts the exchange of Reais for U.S. Dollars, (ii) prevents the transfer of U.S. Dollars outside of Brazil or (iii) makes U.S. Dollars generally unavailable in any legal exchange market in Brazil), the Notes will be repaid through the collection of export receivables in an offshore escrow account to be opened and maintained with an escrow agent.

Exclusively upon the occurrence of a Convertibility Event and the receipt of a written request from the Agent, Issuer will conclude a Convertibility Support and Escrow Agreement with Cargill Financial Services International Inc. as the Escrow Agent on behalf of the Note Purchasers under which agreement the Issuer unconditionally and irrevocably agrees that the proceeds of its Export Receivables under an Off-take Contract with a designated buyer will be assigned and pledged to the Escrow Agent on behalf of the Note Purchasers and will be paid by the designated buyer to an Escrow Account with the Escrow Agent for repayment of the Notes in accordance with Central Bank’s regulation.

The original Maturity or accelerated maturity of the Notes as a result of the exercise of a call or put option shall be extended upon the occurrence of a Convertibility Event as deemed reasonably necessary by the Agent to enable Issuer to fulfill its payment obligations under the Notes through the export of goods during shipment windows designated by the Agent.

SCHEDULE B

FORM OF NOTE

No.: /2002	$... (the “Note Amount”)]

CARGILL FERTILIZANTES S.A.

Issued on ,2002 (the “Issue Date”)

Maturity Date , 20	Series No.: /2002

1. THIS IS TO CERTIFY that the holder hereof, duly registered with the Agent as a note purchaser (the “Note Purchaser”), to whom this Note was issued for and on behalf of CARGILL FERTILIZANTES S.A. (the “Issuer”), is entitled to receive on the above- mentioned Maturity Date the Note Amount specified above upon presentation and surrender of this Note during normal business hours at the office of CARGILL FINANCIAL SERVICES INTERNATIONAL, INC. (the “Agent”), at 12700 Whitewater Drive, Minnetonka, MN 55343, by transfer to a United States dollar account specified by the Note Purchaser.

2. Interest shall be payable on the outstanding Note Amount from time to time, at a rate not higher than the rate approved by the Central Bank of Brazil, at LIBOR plus a spread of up to 5% p.a. (five percent per annum), the “Interest Rate”.

Interest shall be computed on the actual number of days elapsed using a three hundred and sixty (360) day year including the first day of an Interest Period to, but excluding the last day of such Interest Period. Interest shall be paid on the last day of an Interest Period and on the Maturity date. If amounts due under this Note are not paid when due, Issuer agrees to pay penalty interest on demand at a per annum rate equal to the then prevailing Interest Rate plus 2% calculated from the date such payment was due to, but not including the date of repayment.

2.1. For the purposes of this Note:

“Business Day” shall mean any day on which banks are open for business in the cities of London, New York, and Sao Paulo. In the event any payment to be made hereunder shall be scheduled for a day that is not a Business Day, such payment shall be made on the Business Day immediately following such scheduled payment date.

“Call/Put Option” shall mean the option of the Issuer and of the Note Purchaser, acting through the Agent, at any time during the term of the Note, upon giving at least four (4) days prior notice to Agent to prepay or receive, as the case may be, in full, the Principal

Amount of the Note then outstanding at par plus accrued Interest. Upon receipt of such notice the Agent shall notify the Issuer and/or the Note Purchaser, as the case may be, within one (1) day of receipt of such notice from the Issuer or Note Purchaser, of the call or put, as the case may be.

“Interest Period” shall mean a first period of up to 91 days starting on the Disbursement Date, and further periods starting on the 92nd day and ending three (3) calendar months thereafter assuming a 360 day calendar year, and thereafter, each period commencing on the last day of the next preceding Interest Period and ending three (3) calendar months thereafter, provided that:

(a) an Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period, subject to (c) above shall be extended to occur on the next succeeding Business Day.; and

(d) the Interest Period be shorter than three calendar months if and when a Put/Call Option is exercised, in which event the Interest Period shall end on the date of the Option.

“LIBOR” shall mean the rate quoted by the London market, at approximately 11:00 a.m. London time (or as soon thereafter as practicable), on the date of issue of the Note, reported on the page designated as FPRX in the Reuters system for the offering of United States Dollar deposits having a term closest to the number of days in the applicable Interest Period.

3. All payments in respect of this Note shall be made without set-off, counterclaim, fees, liabilities or similar deductions, and free and clear of, and without deduction or withholding for, taxes, levies, duties or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed in any jurisdiction through or from which such payments are made or any political subdivision or taxing authority thereof or therein (“Taxes”). If the Issuer or any agent thereof (including, but not limited to, the Agent) is required by law or regulation to make any deduction or withholding for or on account of Taxes, the Issuer shall pay such additional amounts as shall be necessary in order that the net amounts received by the Note Purchaser after such deduction or withholding shall equal the amount which would have been receivable hereunder in the absence of such deduction or withholding, and as soon as practicable after the date of any payment of taxes or required deductions, the Issuer will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

4. CONTINGENT PAYMENT: This Note will be issued with the support of a Convertibility Support and Escrow Agreement. Upon the occurrence of a default in payment by the Issuer of the Note, whether at the Note’s original Maturity or at an accelerated maturity as a result of the exercise of a Call/Put Option, as a result of a Convertibility Event where a “Convertibility Event” shall mean the failure of any

Governmental Authority of Brazil, as defined in the Convertibility Support and Escrow Agreement, to approve or permit the exchange of Reais for U.S. Dollars to repay the Convertibility Enhanced Notes (including, without limitation, the inability to repay the Note due to the promulgation, operation or enforcement by any relevant Brazilian Governmental Authority of any law, act, decree, regulation, ordinance, order, policy or determination or modification of, or change in the interpretation of any the foregoing, an effect of which (i) restricts the exchange of Reais for U.S. Dollars, (ii) prevents the transfer of U.S. Dollars outside of Brazil or (iii) makes U.S. Dollars generally unavailable in any legal exchange market in Brazil), the Note will be repaid through the collection of export receivables in an offshore escrow account to be opened and maintained with an escrow agent.

Exclusively upon the occurrence of a Convertibility Event and the receipt of a written request from the Agent, Issuer will conclude a Convertibility Support and Escrow Agreement with Cargill Financial Services International, Inc. as the Escrow Agent on behalf of the Note Purchasers under which agreement the Issuer unconditionally and irrevocably agrees that the proceeds of its Export Receivables under an Off-take Contract with a designated buyer will be assigned and pledged to the Escrow Agent on behalf of the Note Purchasers and will be paid by the designated buyer to an Escrow Account with the Escrow Agent for repayment of the Note in accordance with Central Bank’s regulation.

The original Maturity or accelerated maturity of the Notes as a result of the exercise of a Call/Put Option shall be extended upon the occurrence of a Convertibility Event as deemed reasonably necessary by the Agent to enable Issuer to fulfill its payment obligations under the Note through the export of goods during shipment windows designated by the Agent.

5. The Note may be sold, transferred or endorsed at any time, or from time to time by the Note Purchaser, prior to their respective maturity to a new purchaser, with notice to the Agent, subject to the new Note Purchaser’s acknowledgement in writing to the Agent, prior to any sale or transfer of the Note, of its acceptance of the terms and conditions of the Agency Agreement.

6. This Note is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

ISSUED AND AUTHENTICATED by CARGILL FINANCIAL SERVICES INTERNATIONAL, INC. without recourse, warranty or liability and for authentication purposes only.

Signed by the Agent for and on behalf of CARGILL FERTILIZANTES S.A.

By:

Agent

CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.